Exhibit 99.3

SoundHound AI to Acquire LivePerson FAQ

July 23, 2026

1.	What are the benefits of the transaction with SoundHound?

The combination brings together SoundHound’s voice AI and LivePerson’s digital conversational AI, two complementary businesses serving enterprise customers. We believe the transaction will expand the combined customer base across more industries, create cross-sell opportunities (including offering SoundHound’s voice AI to LivePerson customers, a frequently requested capability), and combine SoundHound’s billions of annual voice interactions with LivePerson’s roughly one billion monthly digital messages to build a stronger data foundation for AI innovation.

LivePerson stockholders will also benefit from SoundHound’s stronger balance sheet and engineering scale, and because most stockholders will receive SoundHound stock, they can participate in the combined company’s future.

LivePerson’s board of directors unanimously recommends that stockholders vote“FOR” the merger proposal.

2.	What will LivePerson stockholders receive if the transaction is completed?

Most LivePerson stockholders* will receive shares of SoundHound common stock in exchange for their LivePerson shares.

The consideration represented approximately $3.33 in value per LivePerson share as of announcement of the transaction on April 21, 2026, a premium of approximately 22% over the 30-day volume-weighted average price of LivePerson stock prior to such announcement.

The exact number of SoundHound shares you receive will not be finalized until closing, because it depends on SoundHound’s stock price near closing. This price is calculated using the 10-day volume-weighted average price ending three days prior to closing. This 10-day VWAP is subject to a “collar”: if it is above $12.00 per share, $12.00 will be used, and if it is below $7.00 per share, $7.00 will be used. In addition, the aggregate consideration is subject to possible downward adjustment based on LivePerson’s cash balance shortly before closing, as described in the proxy statement/prospectus.

The calculator tool located on voteliveperson.com will provide an estimate of the implied value of the per-share consideration to be received by LivePerson stockholders based on varying values of SoundHound’s 10-day VWAP.

*Stockholders who hold their shares through the Tel Aviv Stock Exchange (TASE) will receive cash instead of SoundHound shares, and the amount of such cash per share is expected to be substantially equivalent to the per share value of the SoundHound shares.

3.	Why does LivePerson believe this is the best path forward for the company?

The transaction is the outcome of a comprehensive review of strategic alternatives with the objective of maximizing stockholder value.

Following this process, LivePerson’s board of directors unanimously determined that the transaction is in the best interests of LivePerson and its stockholders and represents the best alternative for maximizing stockholder value, including compared to continuing as a standalone company.

The board also weighed the risks of continuing to operate independently, including LivePerson’s significant debt burden, ongoing competitive pressures, and recent revenue declines.

As disclosed in the proxy/prospectus, and subject to the factors described therein, LivePerson’s secured noteholders have agreed to a significant discount to the approximately $350 million of principal amount of secured notes currently outstanding, plus applicable redemption or repurchase premia and accrued interest to which they would be otherwise contractually entitled. Absent these concessions, there would be no value available to distribute to LivePerson shareholders. Instead, common shareholders have the opportunity to convert distressed standalone equity into equity of a combined company with a healthy balance sheet, broader capabilities and enhanced scale.

4.	When is the transaction expected to be completed?

The transaction is expected to close in the second half of 2026, subject to the satisfaction of closing conditions, including approval of the merger proposal by LivePerson stockholders at the special meeting.

5.	What happens if the transaction is not completed?

If the transaction is not completed, LivePerson stockholders will not receive any consideration for their shares and will remain stockholders of LivePerson. LivePerson will continue as an independent public company listed on Nasdaq, and its management will continue to operate the business on a standalone basis.

However, as described in detail in the proxy statement/prospectus, failure to complete the transaction carries substantial risks to LivePerson and its stockholders, including:

•	Debt & Liquidity Pressures: LivePerson may not have sufficient capital or cash flows to satisfy or refinance its debt obligations as they come due.

•

Turnaround & Market Challenges: LivePerson would remain exposed to ongoing top-line contraction, customer retention pressures, and intensified competition from larger competitors with significantly greater financial resources.

•

Commercial & Market Disruption: The announcement and pendency of the transaction may disrupt customer and partner relationships. If the deal fails to close, the market price of LivePerson common stock could decline substantially, and LivePerson may also be subject to transaction termination fee obligations under the Merger Agreement.

6.	Am I entitled to vote at the LivePerson special meeting?

Yes, if you owned LivePerson common stock as of the close of business on July 6, 2026, the record date for the special meeting. You can submit your vote now, please see the information below.

7.	How can I vote my shares?

If you are a stockholder* of record, you can vote four ways:

Online at www.proxyvote.com or scan the QR Barcode from your proxy card. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You may also vote during the virtual meeting at www.virtualshareholdermeeting.com/LPSN2026SM.

By Phone at 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

By Mail: Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If your shares are held through a broker or bank, follow the voting instructions your broker or bank sends you.

*If you hold shares through the TASE, you must return a signed proxy card along with an ownership certificate to LivePerson’s Israeli counsel, Arnon, Tadmor-Levy, per the instructions in the proxy statement.

8.	If I hold shares on the TASE, how do I vote my shares?

If you hold your shares through a member of the Tel Aviv Stock Exchange, the voting process is different from the process for other stockholders.

To vote, you must complete, sign, and date the proxy card and return it, together with an ownership certificate confirming that you owned your TASE shares on the July 6, 2026 record date, to LivePerson’s Israeli counsel, Arnon, Tadmor-Levy, c/o Moshe Pasker, Azrieli Center (Square Tower), Tel Aviv, Israel, 6702101, or by email to MosheP@ArnonTL.com. Your materials must be received no later than 7:00 p.m. Israel time on August 19, 2026.

The form of proxy card for TASE holders is available at www.magna.isa.gov.il and maya.tase.co.il.

9.	How many votes am I entitled to?

You are entitled to one vote for each share of LivePerson common stock you held as of the July 6, 2026 record date.

10.	When do I need to vote my shares by?

You can submit your vote NOW. You do not need to wait until the special meeting on August 20. Please see question 7 for details.

The special meeting will be held on August 20, 2026 at 10:00 a.m. Eastern Time. Internet and telephone votes must be submitted by 11:59 p.m. Eastern Time on August 19, 2026 (the day before the meeting), and mailed proxy cards must be received before the meeting. You may also vote electronically during the meeting before the polls close.

TASE holders must deliver their proxy card and ownership certificate to LivePerson’s Israeli counsel by 7:00 p.m. Israel time on August 19, 2026.

Regardless of method, LivePerson encourages stockholders to vote as soon as possible.

11.	Can I change my vote if I’ve already voted?

Yes. You can change your vote at any time before it is exercised at the special meeting by submitting a new vote by Internet or telephone at a later date, by signing and returning a later-dated proxy card, by sending a written notice of revocation to LivePerson, Inc., 530 Seventh Ave, Floor M1, New York, New York 10018, Attention: Corporate Secretary, or by attending and voting at the virtual special meeting.

If your shares are held through a broker, bank, or other nominee, contact them for instructions on how to change your vote.

If you hold shares through the Tel Aviv Stock Exchange, you must file a new signed proxy card with LivePerson’s Israeli counsel, Arnon, Tadmor-Levy, no later than 7:00 p.m. Israel time on August 19, 2026.

12.	What did I receive in the mail?

You received the proxy statement/prospectus for the special meeting and a proxy card (or, if you hold shares through a broker or bank, a voting instruction form).

These materials began mailing on or about July 9, 2026, and are also available free of charge at www.proxyvote.com.

If you hold shares in more than one account, you may receive more than one proxy card, and you should vote each one.

13.	I hold my shares through a broker. Do I still need to act?

Yes. If you hold your LivePerson shares through a brokerage account (for example,with a firm like Fidelity, Schwab, or Robinhood), rather than directly registered in your own name, your broker cannot vote your shares on the merger proposal without instructions from you. If you do not provide voting instructions, your shares will not be voted on the merger, which has the same effect as a vote “AGAINST” the transaction.

To make sure your shares are counted, follow the instructions on the voting instruction form your broker or bank sent you. You can typically vote online,by phone, or by mail using that form. If you did not receive a voting instruction form, or have questions about how to vote your shares, contact your broker or bank directly, or reach LivePerson’s proxy solicitor, MacKenzie Partners, at (800) 322-2885 or by email at proxy@mackenziepartners.com.

14.	Who can I contact if I have additional questions?

Contact LivePerson’s proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or by email at proxy@mackenziepartners.com. They can also provide additional copies of the proxy materials.

15.	Why does the board believe the merger consideration fairly compensates LivePerson common shareholders for that value and upside?

As a standalone entity, LivePerson has experienced severe revenue contraction, dropping 22% year-over-year in FY2025 to $243.7 million with FY2026 revenue guidance projected to decline another 15% to 20% down to a range of $195 million to $207 million. Furthermore, core customer attrition is a critical challenge with revenue retention for LivePerson enterprise and mid-market customers, which represents the trailing-12 month change in total revenue from existing customers after upsells, downsells and attrition, dropping to 78% for the year ending on December 31, 2025, below management’s long-range target of 105% to 115%, and a decline from the 82% retention rate in FY2024.

The transaction’s implied equity value of approximately $43 million represents an approximate 22% premium over LivePerson’s 30-day volume-weighted average price (VWAP) leading up to the announcement of the deal. Given the severe top-line declines, the Board, based on input from LivePerson management and outside advisors, including a fairness opinion from its financial advisor Houlihan Lokey Capital, Inc., concluded that the transaction maximizes value for common equity holders and that no other alternatives were reasonably likely in the near term to create greater value for LivePerson shareholders, taking into account business, competitive, industry and market risks.

The calculator tool located on voteliveperson.com will provide an estimate of the implied value of the per-share consideration to be received by LivePerson stockholders based on varying values of SoundHound’s 10-day VWAP.

16.

How did the board value LivePerson’s existing customer relationships, enterprise integrations, Conversational Cloud platform, and cross-sell potential in determining that the merger consideration was fair to common shareholders?

As part of the fairness opinion rendered by Houlihan, the Board received analyses from Houlihan utilizing standard valuation methodologies, including a Discounted Cash Flow (DCF) analysis and Selected Publicly Traded Companies Analysis. These analyses are summarized in the proxy statement under “The Mergers—Opinion of LivePerson’s Financial Advisor—Material Financial Analyses.”

While LivePerson’s operational assets possess inherent technological strength, LivePerson’s overall financial profile, which included a GAAP net loss of $67.2 million for FY2025 and a total stockholder deficit (negative equity) of -$51.5 million for the quarter ending on March 31, 2026, severely impairs LivePerson’s valuation on a standalone basis. As part of evaluating the SoundHound transaction, LivePerson management and the Board considered SoundHound’s stable capital profile and voice AI capabilities and the potential to directly address the “procurement confidence” issues principally responsible for legacy text-based customer churn, as discussed in the definitive proxy statement.

17.

How much of the expected upside from customer stabilization, cross-sell, cost synergies, and balance-sheet repair is being captured by LivePerson common shareholders vs. LivePerson creditors vs. SoundHound shareholders?

As disclosed in the proxy/prospectus, and subject to the factors described there, LivePerson’s secured noteholders have agreed to a significant discount to the approximately $350 million of principal amount of secured notes currently outstanding, plus applicable redemption or repurchase premia and accrued interest to which they would be otherwise contractually entitled. Absent these concessions, there would be no value available to distribute to LivePerson shareholders. Instead, common shareholders have the opportunity to convert distressed standalone equity into equity of a combined company with a healthy balance sheet, broader capabilities and enhanced scale.

18.	How did the board evaluate newer LivePerson product initiatives such as Syntrix in the valuation process?

Syntrix was commercially launched on March 3, 2026 as an AI agent evaluation and live agent training platform. While LivePerson recognized Syntrix as a significant innovation, Syntrix is still an early-stage commercial initiative and its long-term contribution would be dependent on customer adoption, continued investment, distribution and successful execution. In evaluating the transaction with SoundHound and evaluating LivePerson’s prospects on a standalone bases, LivePerson considered Syntrix as an asset whose value could be unlocked and enhanced under an omnichannel voice/digital framework within SoundHound.

19.	How did the board evaluate the risk of receiving SoundHound equity as part of the merger consideration?

LivePerson and its advisors conducted thorough due diligence on SoundHound’s financial trajectory, noting its 52% year-over-year revenue growth in Q1 2026 (reaching $44.2 million). While SoundHound equity has historical volatility and SoundHound remains in a high-growth, unprofitable phase (reporting a non-GAAP net loss of $26.6 million in Q1 2026), the Board’s reasons for approving the transaction included the belief that the combined company would be well positioned to achieve future free cash flow growth and generate superior returns for shareholders, as compared to LivePerson continuing to operate as a standalone company weighed down by a significant debt profile, continuing customer attrition and constraints to capital access in an increasingly competitive industry.

20.	Why did the board allow for a collar mechanic around the equity conversion price?

As further discussed in the definitive proxy statement under “The Mergers-Background of the Mergers,” the collar was included as part of the transaction to address market volatility and the potentially dilutive impact to SoundHound of a stock-for-stock merger transaction. The Board considered the upward and downward risk associated with accepting the collar mechanic and ultimately determined that such a collar was necessary for effecting the transaction with SoundHound. Specifically, the Board considered the risk associated with SoundHound’s stock experiencing extreme downward volatility prior to closing such that, by virtue of the collar, LivePerson shareholders would no longer receive additional shares of SoundHound stock as the SoundHound stock decreased in value resulting in the market value of such shares being below the headline purchase price. Conversely, the Board considered that the collar would result in LivePerson shareholders receiving value in excess of the headline purchase price if SoundHound stock surged in value. It is also worth noting that the secured noteholders - who will receive common stock of SoundHound in an amount significantly less than the $350 million of principal amount of secured notes currently outstanding, plus applicable redemption or repurchase premia and accrued interest to which they would be otherwise contractually entitled – agreed to the same collar mechanic that applies to the consideration to the LivePerson common shareholders.

21.	Did the board evaluate whether SoundHound’s current market valuation fairly reflects the risks of its acquisition-heavy growth strategy, integration requirements, and path to profitability?

LivePerson and its advisors evaluated, among other things, SoundHound’s proven acquisition track record, recognizing this transaction as their fifth major strategic integration (following Amelia, Interactions, and others) as well as SoundHound’s existing infrastructure relative to LivePerson’s enterprise footprints (including 25 of the Fortune 100) and the possibility for driving upsell and cross-selling opportunities. Importantly, LivePerson’s consideration of SoundHound’s current market valuation and its associated risks was also in the context of LivePerson’s inability to identify other counterparties interested in acquiring LivePerson or, if such counterparties were identified, who offered materially less consideration to LivePerson shareholders.

22.	How should LivePerson shareholders think about the risk that the expected value of the merger consideration depends heavily on SoundHound’s future share price performance?

Because the consideration payable to LivePerson shareholders is equity-based, LivePerson shareholders (other than LivePerson shareholders holding their shares on the Tel-Aviv Stock Exchange) are transitioning from an investment in a micro-cap digital messaging provider to a high-growth Voice AI pioneer. While SoundHound carries execution and market risks, its upside is tied to a broader total addressable market (TAM). Post-closing value will inherently depend on a number of risks and uncertainties, including, without limitation, SoundHound’s integration of LivePerson’s business, the execution of its broader business strategies and its overall performance, as well as broader market forces.

23.	Why did the board conclude that selling now was superior to continuing the standalone turnaround?

LivePerson’s turnaround had produced meaningful operational progress. Cost reductions helped narrow LivePerson’s operating loss, improve cash management and reduce expenses. However, LivePerson continued to report declining revenue and slower-than-anticipated renewals and bookings. Its debt generates substantial interest expense, and customer concerns about financial stability have affected commercial performance. While cost reduction initiatives successfully narrowed GAAP net losses and stabilized short-term Adjusted EBITDA, a turnaround cannot be sustained on expense reduction alone if core revenues continue to experience significant declines.

At the same time, the AI market continues to develop rapidly. Larger competitors with significantly greater resources continue to invest aggressively in technology, product development and sales capabilities. LivePerson would need to compete in that environment while continuing to manage its debt, fund innovation and rebuild customer confidence, all without foreseeable access to capital markets.

In approving the transaction, the Board considered the likelihood that the transaction would offer LivePerson shareholders a better balance of value, speed, debt resolution and participation in future value creation than LivePerson continuing to bear those risks independently.

24.	What standalone forecast did the board rely on when comparing the transaction against remaining independent?

The Board reviewed management’s long-range financial projections as part of its evaluation of the transaction and the alternative of remaining independent.

Those projections considered expected revenue, customer retention, profitability, cash flow and the investment required to operate and develop the business. They also reflected assumptions regarding future bookings, renewals, operating expenses and broader market conditions.

The projections were one of several factors considered by the Board. They were based on management’s assumptions about future performance and were not guarantees that the projected results would be achieved.

The Board considered both the potential for the standalone business to improve and the risks associated with achieving that improvement. Those risks included the time required to stabilize revenue and retention, the need for continued product and commercial investment, LivePerson’s debt and interest obligations, and competition from companies with greater resources.

The projections and their underlying assumptions and limitations are summarized in the definitive proxy statement under “The Mergers—LivePerson Unaudited Forecasted Financial Information.” Please note that the projects were included in the proxy/prospectus only for the reasons stated therein, and expressly were not included to influence any shareholder to make any investment decision with respect to the transaction.

25.	What other options were fully explored before agreeing to a total sale?

As further discussed in the definitive proxy statement under “The Mergers-Background of the Mergers,” the Board, together with the management team and periodically, its advisors, regularly reviewed LivePerson’s strategic direction, financial performance, and business plans on an ongoing basis and considered each of those factors in connection with both its decision to formalize exploration of strategic alternatives in September 2025 and again in its evaluation of the SoundHound transaction. Following the August 2025 debt exchange, further traditional corporate refinancing options or capital markets transactions were not available to the Company, either on commercially acceptable terms or at all, due to the Company’s negative equity position and serial revenue declines. Further, the Company does not view the SoundHound transaction as either “dilutive” or as a “value-transferring” transaction with respect to its shareholders; rather, it provides attractive value to shareholders, particularly in light of the Company’s existing debt profile and the secured debtholders’ willingness to accept a significant discount to amounts to which they were otherwise contractually entitled.

26.

Did the board consider the risk that shareholders would view the sequence of events, first a restructuring presented as extending runway through 2029, then a sale agreement in 2026, as transferring too much of the remaining recovery upside to creditors and the buyer?

The Company understands that shareholders may question why LivePerson entered into a sale agreement in 2026 after describing the 2025 debt exchange as extending the company’s runway through 2029. The 2025 exchange reduced the amount of debt outstanding, extended significant debt maturities and gave LivePerson additional time and flexibility to execute its strategy. Reducing debt that ranked ahead of common equity holders via the 2025 exchange created the potential for more enterprise value to be available to shareholders.

However, LivePerson continued to face substantial headwinds in its turnaround strategy, including continued declining revenue, customer-retention and booking pressures, and concerns among some customers regarding the company’s financial stability. The “runway through 2029” referred principally to the extension of debt maturities and the avoidance of a maturity cliff of $360 million of unsecured notes coming due in 2026 and thus the additional time created by the exchange. It did not mean that LivePerson had unrestricted capital through 2029 or that revenue stabilization, improved retention and customer-confidence recovery were assured.

The exchange therefore achieved its stated purpose of reducing debt and creating additional time, but the Board still had to determine how best to use that time to enhance value for shareholders. After considering the progress of the turnaround, the remaining financial and commercial risks, and the terms of the SoundHound proposal, the Board decided to pursue a fulsome strategic alternative exploration process, and following the conclusion of the process and negotiation of the SoundHound transaction, determined that the transaction was in the best interests of LivePerson and its shareholders.

The Board also considered that LivePerson shareholders would receive SoundHound shares and therefore retain an opportunity to participate in the potential value accretion of the combined company. That accretion is not guaranteed and is subject to various risks and uncertainties as previously discussed.

27.	What percentage recovery or economic outcome is expected for creditors compared with common shareholders, and how did the board evaluate whether that allocation was fair?

Generally, when considering the transaction with SoundHound or any alternative transaction, the Board considered that senior debt liabilities would be required to be fully satisfied before equity would be allocated any consideration. Given that LivePerson’s total secured and unsecured debt significantly exceeded its market capitalization many times over, there were potential scenarios that would have resulted in leaving the common shareholders with a 0% recovery value. However, the Board was able to negotiate significant economic concessions with its lenders in order to facilitate a transaction that preserves attractive value for LivePerson’s shareholders.

28.	How did the board determine that SoundHound’s proposal represented the best available outcome for common shareholders?

As detailed in the “Background of the Merger” section of the definitive proxy statement, the Board, supported by LivePerson’s financial advisor, Lazard, engaged in a comprehensive strategic review process and considered strategic alternatives, which included a potential sale process. As part of its strategic review process, the Board – taking into account business, competitive, industry and market risks, as well as LivePerson’s negative equity position and constrained capital structure - ultimately determined that no other alternatives were reasonably likely in the near term to create greater value for LivePerson stockholders than the transaction with SoundHound. With regard to the exploration of a potential sale transaction, of the 66 potential counterparties contacted, other than SoundHound, one counterparty provided an informal verbal indication of interest at an enterprise value significantly below the face value of LivePerson’s debt and three other counterparties asked to be kept informed if another credible offer was received by LivePerson; ultimately none of the four potential counterparties submitted a formal bid. SoundHound’s stock-for-stock offer emerged as the highest, most definitive, and only actionable proposal that preserved value for LivePerson equityholders.

29.	How did the board evaluate director independence and shareholder alignment during the 2025 debt exchange and subsequent sale process?

The Board followed rigorous corporate governance protocols as well as Delaware law in the election of each non-executive member of the Board. All directors other than John Sabino, who due to his role as Chief Executive Officer of the Company is not considered independent under NASDAQ listing rules, have been determined by the Board to qualify as independent under NASDAQ listing rules. The Nominating & Governance Committee of the Board has actively reviewed the overall composition of the Board at least annually with a focus on achieving a balanced mix of relevant expertise, skill sets and institutional knowledge to serve the interests of the company and its shareholders. Several members of the current Board, such as Ms. Pegueros, Mr. Fletcher, Ms. Tjon and Mr. Zingale were nominated following cooperative input from large shareholders, along with the Board’s standard governance procedures. Mr. Lane and Mr. Vardeman were nominated after being reviewed via the Board’s standard governance procedures, following the conclusion of the 2025 debt exchange and pursuant to its terms. As disclosed in LivePerson’s public filings, Mr. Lane has no economic interest in the company’s debt instruments. Mr. Vardeman is a LivePerson shareholder, and also serves as a principal to Palogic Value Fund, LP, which owns $3.9 million of LivePerson’s 2026 Convertible Notes and $3.3 million of LivePerson’s principal amount of Second Lien Secured Notes. Mr. Vardeman disclaims beneficial ownership of these notes, except to the extent of his pecuniary interest therein, if any. .

30.

Did any LivePerson directors or executives receive, or expect to receive, any compensation, accelerated vesting, retention benefits, severance, post-closing role, board seat, advisory position, employment arrangement, or other benefit connected to the SoundHound transaction or the combined company?

As fully detailed in the “Interests of LivePerson’s Directors and Executive Officers in the Merger” section of the Form S-4, outstanding employee and executive Restricted Stock Units (RSUs) will convert formulaically into SoundHound RSUs to maintain post-close operational alignment. Any RSUs held by non-employee members of the Board will be converted into SoundHound common stock using the same formulas for conversion as the shares of LivePerson common stock.

All underwater stock options held by executives or directors will terminate at closing and will not receive any merger consideration.

For more information regarding the change-of-control severance benefits, retention packages, or transitional employment arrangements, please refer to the section of the definitive proxy statement entitled “Interest of LivePerson’s Directors and Executive Officers in the Mergers.”

31.	What does the board believe is the most likely outcome if LivePerson shareholders vote against the transaction?

If LivePerson shareholders do not vote to approve the transaction, LivePerson will continue to operate as a standalone entity.

LivePerson’s turnaround had produced meaningful operational progress, however, LivePerson continued to report declining revenue and slower-than-anticipated renewals and bookings. Its debt generates substantial interest expense, and customer concerns about financial stability have affected commercial performance. While cost reduction initiatives successfully narrowed GAAP net losses and stabilized short-term Adjusted EBITDA, a turnaround cannot be sustained on expense reduction alone if core revenues continue to experience significant declines.

At the same time, the AI market continues to develop rapidly. Larger competitors with significantly greater resources continue to invest aggressively in technology, product development and sales capabilities. LivePerson would need to compete in that environment while continuing to manage its debt, fund innovation and rebuild customer confidence, all without foreseeable access to capital markets.

In approving the transaction, the Board considered the likelihood that the transaction would offer LivePerson shareholders a better balance of value, speed, debt resolution and participation in future value creation than LivePerson continuing to bear those risks independently.

Sources

All responses provided above are based on publicly available information in LivePerson’s public filings that can be found on LivePerson’s investor relations website, which can be found here: https://ir.liveperson.com/